EXHIBIT 10.9

MORGAN STANLEY

SELECT EMPLOYEES’ CAPITAL ACCUMULATION PROGRAM

FISCAL YEAR [            ] TERM SHEET

This Term Sheet sets forth the general terms and conditions of your irrevocable request to allocate all or a portion of your Eligible Compensation pursuant to the Morgan Stanley Select Employees’ Capital Accumulation Program (“SECAP”). This Term Sheet applies to the allocation from your Fiscal Year [            ] year-end discretionary bonus paid in January [            ], if any, as well as to allocations from your monthly commission payouts generated and paid in calendar year [            ], if any. All references in this Term Sheet to Allocated Amount, Allocation Preference, Allocation Year, Applicable Account Value and Distribution Commencement Date are in respect of the amount allocated from your Fiscal Year [            ] year-end discretionary bonus and calendar year [            ] monthly commission payouts, as applicable. Capitalized terms used in this Term Sheet that are not defined in the text have the meanings set forth in Section 10 below or in the SECAP plan document.

1.	Eligibility.

You are an “Eligible Employee” if you are an employee of the Firm and:

(a) You are employed as a [            ]1;

(b) You had earned annualized Total Compensation of at least $[            ]2, or local currency equivalent, for each of Fiscal Year [            ] and [            ]; and

(c) You qualify as an Accredited Investor; and

(d) For eligible Australian local employees, you qualify as a “Wholesale Client” under Section 761G of the Australian Corporation Act 20013.

2.	Vesting.

Your Allocated Amount and 100% of the appreciation, if any, on your Allocated Amount, if any, is fully vested at all times.

[1]	Eligibility criteria may include specified officer titles and/or employment in specified business units.
[2]	Minimum annualized Total Compensation required as a condition to participation may vary from one Fiscal Year to another.
[3]	Employees in certain jurisdictions may not be eligible to participate and/or additional eligibility conditions may apply to them.

3.	Separation from Service.

(a) Separation from Service due to Full Career Retirement or Retirement. Upon your Separation from Service due to Full Career Retirement or Retirement, as applicable, you will either remain in the Plan or terminate your participation in the Plan, as specified in your Allocation Preference. If you will remain in the Plan upon your Separation from Service due to your Full Career Retirement or Retirement, as applicable, distributions will commence on your Distribution Commencement Date notwithstanding your Separation from Service under these circumstances. If you will terminate your participation in the Plan upon your Separation from Service with the Firm upon your Full Career Retirement or Retirement, then, subject to Section 6, distributions will commence on the earlier of your Distribution Commencement Date and January 2nd of the year following the year in which your Separation from Service occurs. Distributions will be paid using the Distribution Method. The amount of your distributions will be reduced by any Administration Fee outstanding.

If you will receive installments, your undistributed Applicable Account Value will remain in your Account following payment of each installment and thus will be credited (or debited) with future returns based on the performance of your selected Notional Investments. The amount of each annual installment will be calculated in accordance with the SECAP plan document.

(b) Separation from Service other than due to Full Career Retirement, Retirement or Death. Upon your Separation from Service other than due to Full Career Retirement, Retirement or your death, subject to Section 6, you will receive a lump sum distribution on the earlier of your Distribution Commencement Date and January 2nd of the year following the year in which your Separation from Service occurs. The amount of your distribution will be reduced by any Administration Fee outstanding.

(c) Death. In the event of your death, the unpaid portion of your Applicable Account Value shall be paid in a lump sum to your Beneficiaries or estate upon your death, provided that your Beneficiaries or estate notify the Firm of your death within 60 days following the date of death. The amount of the distribution will be reduced by any Administration Fee outstanding.

(d) General treatment of award upon Governmental Service Termination. If your employment with the Firm terminates in a Governmental Service Termination, your undistributed Applicable Account Value will be paid to you on the date of your Governmental Service Termination.

(e) General treatment of award upon employment at a Government Employer following termination of employment. If your employment with the Firm terminates other than in a Governmental Service Termination and following your termination of employment, you accept employment with a Governmental Employer, your Applicable Account Value will be paid to you upon your commencement of such employment, provided you present the Firm with satisfactory evidence demonstrating that as a result of your acceptance of such employment the divestiture of your continued

interest in your Applicable Account Value is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics laws or conflicts of interest law applicable to you at such Governmental Employer.

4.	Administration Fee.

Your Allocated Amount is subject to and your Account Value is subject to a quarterly administration fee of 20 basis points (the “Administration Fee”). The Administration Fee is separate from any fees applicable to the Notional Investments and the related Referenced Funds, which are reflected in the net returns credited to your Account. The Administrator reserves the right to change the Administration Fee at any time in its sole discretion.

5.	Severability.

In the event the Administrator determines that any provision of the Descriptive Materials would cause you to be in constructive receipt for federal or state income tax purposes of any portion of your Applicable Account Value, then such provision will be considered null and void and the Descriptive Materials will be construed and enforced as if the provision had not been included in the Descriptive Materials as of the date such provision was determined to have the potential to cause you to be in constructive receipt of any portion of your Applicable Account Value.

6.	Specified Employees.

Notwithstanding anything contrary set forth in this Term Sheet or any Descriptive Material, if the Firm considers you to be one of its Specified Employees at the time of your Separation from Service, any distribution or other payment of your Applicable Account Value that is due upon or as a result of your Separation from Service will be delayed, to the extent it otherwise would be payable within the six months after your Separation from Service, and shall instead be made on the first business day following the date that is six months after the date of your Separation from Service; provided, however, that in the event that your death, your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 3(e) occurs at any time after the Date of the Award, payment will be made in accordance with Section 3(c), 3(d), or 3(e), as applicable.

7.	Amendment.

Notwithstanding any provision set forth in any Descriptive Materials, the Administrator may, without your consent, modify the terms and conditions of your Allocated Amount or the Descriptive Materials to the extent it deems necessary or advisable, in its sole discretion, in order to comply with Section 409A and to ensure that you are not required to recognize income for United States federal income tax purposes prior to the date of distribution or payment provided for herein or to incur interest or additional tax under Section 409A.

8.	Incorporation of the SECAP Plan Document.

The SECAP plan document is incorporated in this Term Sheet by reference. In the event of any conflict or inconsistency between the SECAP plan document and this Term Sheet, the SECAP plan document will govern and the Term Sheet will be interpreted to minimize or eliminate any such conflict or inconsistency; provided, however, that any definition set forth in this Term Sheet will govern.

9.	Provisions for Australian Participants and Participants located in Australia.

Morgan Stanley Dean Witter Australia Limited acts as agent for Morgan Stanley in relation to the offer of SECAP to participants located in Australia and the grant of SECAP awards to Australian participants. However, Morgan Stanley Dean Witter Australia Limited will not have any obligations or liability under SECAP or in respect of SECAP awards, any such obligations or liabilities will be the responsibility of Morgan Stanley.

As a condition of participation in SECAP, you acknowledge and agree that nothing in any of the Descriptive Materials, the SECAP plan document or this Term Sheet constitutes financial product advice under the Australian Corporations Act 2001. You should consider obtaining your own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give such advice in relation to your participation in SECAP or making any decisions regarding that participation (including your initial allocation preference or a reallocation preference among Notional Investments).

10.	Defined Terms.

The following terms have the indicated meanings:

(a) “Eligible Compensation” means the cash portion of the compensation you may allocate pursuant to SECAP and consists of (i) your Fiscal Year [            ] year-end discretionary bonus paid in January [            ], if any, and (ii) your monthly commission payouts generated and paid in calendar year [            ], if any.

(b) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and other affiliates.

(c) For [            ]4, “Full Career Retirement” means your Separation from Service for any reason other than your death on or after the date on which:

(i) You have attained age [    ] and completed at least [    ] years of service as a [            ]5;

[4]	Definition applies to employees holding specified officer titles and/or working in specified business units.
[5]	Specified officer title(s) in one or more specified business units.

(ii) You have attained age [    ] and completed at least [    ] years of service as an officer of the Firm at the level of [            ]5 or above;

(iii) You have completed at least [    ] years of service with the Firm; or

(iv) You have attained age [    ] and have completed at least [    ] years of service with the Firm and the sum of your age and years of service equals or exceeds [    ].6

For purposes of the foregoing definition and the definition of “Retirement” set forth below, service with the Firm will include any period of service with the following entities and any of their predecessors:

(1) AB Asesores (“ABS”) prior to its acquisition by the Firm (provided, that only years of service as a partner of ABS will count towards years of service as an officer);

(2) Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.;

(3) Miller Anderson & Sherrerd, L.L.P. prior to its acquisition by MS Group;

(4) Van Kampen Investments Inc. and its subsidiaries prior to its acquisition by MS Group;

(5) FrontPoint Partners LLC and its subsidiaries prior to its acquisition by the Firm; and

(6) Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.;

provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if the employee transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if the former employee transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

(d) “Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

[6]	Age and service conditions specified in clauses (i) through (iv) may vary from year to year.

(e) “Governmental Service Termination” means the termination of your employment with the Firm and your commencement of employment at a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in your Applicable Account Value is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(f) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(g) For [            ]7, “Retirement” means your Separation from Service on or after the date on which:

(i) You have attained age 65; or

(ii) You have attained age 55 and completed at least 10 years of service with the Firm.8

(h) “Section 409A” means Section 409A of the Internal Revenue Code.

(i) “Specified Employee” means a “specified employee” as defined in Section 409A.

(j) “Total Compensation” means (i) base salary, commissions and annual bonus, inclusive of the value of long-term incentive compensation, or what the Firm designates as “total reward”; and (ii) for employees who are Investment Representatives or Financial Advisors of the Global Wealth Management Group, gross compensation, pre-deductions, inclusive of the value of long-term incentive compensation, or what the Firm designates as “total reward.”

[7]	Definition applies to employees holding specified officer titles and/or working in specified business units.
[8]	Age and service conditions specified in clauses (i) and (ii) may vary from year to year.